Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contacts:	Media Contacts:
Dan Spiegelman	John Bluth
SVP & Chief Financial Officer	Director, Corporate Communications
(650) 384-8509	(650) 384-8850

Christopher Chai	Carol Harrison
Treasurer & Executive Director, Investor Relations	Fleishman-Hillard
(650) 384-8560	(212) 453-2442

FDA ACCEPTS RANEXA™ NEW DRUG APPLICATION FOR FILING

PALO ALTO, Calif., March 5, 2003—CV Therapeutics, Inc. (Nasdaq: CVTX) announced today that the U.S. Food and Drug Administration (FDA) has accepted the company’s new drug application (NDA) for Ranexa™ (ranolazine) for filing.

The FDA received CV Therapeutics’ NDA submission on December 30, 2002, in which the Company seeks approval to market Ranexa for the treatment of chronic angina, a serious condition marked by repeated and sometimes unpredictable attacks of cardiac pain. Angina affects more than 6.6 million people in the United States, according to the American Heart Association.

Based on this acceptance, the FDA will review the NDA. If approved, Ranexa, which partially inhibits fatty acid oxidation (pFOX), would represent the first in a new class of anti-anginal therapy in more than 20 years.

CV Therapeutics is a development-stage company. None of its products have been approved for marketing by the FDA or any foreign regulatory agencies. Any products of the company discussed here are currently under investigation in clinical trials subject to United States Investigational New Drug, and as applicable, appropriate clinical trial applications to regulatory authorities outside the United States. CV Therapeutics’ products have not been determined to be safe or effective in humans for any uses.

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases. CV Therapeutics currently has four compounds in clinical trials. Ranexa™ (ranolazine), the first in a new class of compounds that partially inhibit fatty acid oxidation (pFOX), is being developed for the potential treatment of chronic angina. Tecadenoson, an A1-adenosine receptor agonist, is being developed for the potential reduction of rapid heart rate during atrial arrhythmias. CVT-3146, a selective A2A-adenosine receptor agonist, is being developed for the potential use as a pharmacologic stress agent in cardiac perfusion imaging studies. Adentri™, an A1-adenosine antagonist, is being developed by our partner Biogen, Inc., for the potential treatment of acute and chronic congestive heart failure.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to development and commercialization of the company’s products, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, early stage of development; the timing of clinical trials; approval and commercialization of our products; the dependence on collaborative and licensing agreements; and other risks detailed from time to time in CVT’s SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2001. CVT disclaims any intent or obligation to update these forward-looking statements.